Exhibit 3.1

PROSPECT CAPITAL CORPORATION
ARTICLES SUPPLEMENTARY
5.35% SERIES A FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK
Prospect Capital Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland as follows:
1.Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) by Section 5.3 of its charter (including these Articles Supplementary, the “Charter”) and Section 2-208 of the Maryland General Corporation Law (“MGCL”), the Board has duly adopted resolutions reclassifying 6,900,000 authorized but unissued shares of common stock, par value $0.001 per share, of the Corporation (the “Common Stock”), as an additional series of Convertible Preferred Stock, par value $0.001 per share (the “Convertible Preferred Stock”), classified and designated as 5.35% Series A Fixed Rate Cumulative Perpetual Preferred Stock (the “Series A Fixed Rate Shares”), having such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms as are set forth herein. The Series A Fixed Rate Shares shall be considered another series of “Shares” for the purposes of the Articles Supplementary establishing the Convertible Preferred Stock, filed with, and accepted for record by, the SDAT on August 3, 2020 (the “Original Articles Supplementary”). Terms used but not defined herein shall have the meaning assigned to such terms in the Original Articles Supplementary.
2.The designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other provisions of the Series A Fixed Rate Shares are as follows:
(1)Designation; Number of Shares. The Board has duly adopted resolutions designating the following series of Convertible Preferred Stock:
(a)6,900,000 shares of a series of preferred stock, designated as “5.35% Series A Fixed Rate Cumulative Perpetual Preferred Stock”, par value $0.001 per share.
(b)From time to time, the Board may designate additional series of the Shares and may reallocate shares between series by adoption of Articles Supplementary.
(2)Voting Rights.
(a)Except as otherwise provided in the Charter or as otherwise required by law, (i) each holder of Shares shall be entitled to one vote for each Share held by such holder on each matter submitted to a vote of stockholders of the Corporation, and (ii) the holders of outstanding Shares and the holders of outstanding Common Stock shall vote together as a single class; provided, however, that, for so long as the Corporation is subject to the Investment Company Act of 1940, as amended (the “1940 Act”), the holders of Shares, voting separately as a single class, shall have the right to elect two (2)

members of the Board at all times, and the balance of the directors shall be elected by the holders of the Common Stock and the Shares voting together. The directors to be elected separately by the holders of Shares shall be designated by the Board and, if the Board is classified, the Board shall designate the classes in which such directors shall serve. Any director elected solely by the holders of Shares may be removed at any time with or without cause by and only by the vote of the holders of a majority of the Shares then outstanding at any annual or special meeting of the stockholders of the Corporation, or by a written consent in lieu of a meeting undertaken by the holders of at least a majority of the outstanding Shares, and any vacancy occurring by reason of such removal or by reason of death, resignation or inability to serve of any director so elected, shall be filled by and only by a vote of the holders of a majority of the Shares then outstanding at any annual or special meeting of the stockholders of the Corporation or by a written consent in lieu of a meeting undertaken by the holders of at least a majority of the outstanding Shares. Any director so elected under this paragraph shall serve until his or her successor is duly elected and qualified or his or her earlier death, resignation or removal as provided herein. The foregoing right to elect two directors shall be unaffected by any failure by the Corporation in the payment of dividends to holders of Shares, subject to any additional rights afforded such holders in the event of such non-payment under the 1940 Act, including Section 18 thereof.
(b)During any period in which any one or more of the conditions described below shall exist (such period, a “Voting Period”), the number of directors constituting the Board shall be automatically increased by the smallest number that, when added to the two directors elected exclusively by the holders of Shares, as described above, would constitute a majority of the Board as so adjusted, and the holders of outstanding Shares, voting separately as one class, subject to compliance with the 1940 Act and the rules thereunder, shall have the power to elect such additional directors.
(c)In addition to any approval by stockholders that might otherwise be required by law or the Charter, the approval of the holders of a majority of any outstanding Shares, voting together as one class (and not separately by individual series) and separately from any other class of stock, shall be required to, among other actions, (i) amend, alter or repeal the rights, preferences or privileges of the Shares or amend the Charter in a manner that materially and adversely affects the Shares (provided that any such action that would materially and adversely affect the rights, preferences or privileges of one or more series of Shares (the “Affected Series”) in a manner different from any other series of Shares shall require the approval of a majority of the outstanding Shares of the Affected Series (with such Affected Series voting as a class)), or (ii) create (by reclassification or otherwise) any new class of shares having rights, preferences or privileges senior to the Shares. Notwithstanding the foregoing or anything expressed or implied to the contrary in these Articles Supplementary, but subject to applicable law, the Board may, without any approval of the holders of the Shares, adopt Articles Supplementary or amend or supplement these Articles Supplementary (i) to supply any omission, or cure, correct or supplement any ambiguous, defective or inconsistent provision hereof, to the extent not adverse to any holder of Shares; (ii) to the extent the

Board deems necessary to conform these Articles Supplementary to the requirements of applicable law, including the 1940 Act; and (iii) to designate additional series of Shares (and the terms relating thereto) and/or reallocate shares between series.
In addition, the vote of the holders of a majority of the preferred stock then outstanding of the Corporation, including the Series A Fixed Rate Shares, shall be required to approve any plan of reorganization adversely affecting such shares or any action requiring a vote of stockholders under Section 13(a) of the 1940 Act. For purposes of the preceding sentence, the phrase “vote of the holders of a majority of the preferred stock then outstanding” shall have the meaning set forth in the 1940 Act. The holders of Series A Fixed Rate Shares shall have exclusive voting rights on a Charter amendment that would alter only the contract rights of the Series A Fixed Rate Shares, as expressly set forth in these Articles Supplementary. Any such Charter amendment shall first be declared advisable by the Board and then approved by the affirmative vote or consent of the holders of a majority of the outstanding Series A Fixed Rate Shares.
A Voting Period shall commence: (i) if at any time accumulated dividends and distributions (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the outstanding Shares equal to at least two full years’ dividends and distributions shall be due and unpaid; or (ii) if at any time holders of any other preferred stock then outstanding of the Corporation are entitled to elect a majority of the directors of the Corporation under the 1940 Act or Articles Supplementary creating such shares.
If the Corporation thereafter pays, or declares and sets apart for payment in full, all dividends payable on all outstanding Shares for all past dividend periods, the additional voting rights of the holders of Shares as described above will cease, and the terms of office of all of the additional directors elected by the holders of Shares (but not of the directors with respect to whose election the holders of shares of Common Stock were entitled to vote or the two directors the holders of Shares have the right to elect in any event) will terminate immediately and automatically, subject always, however, to the reverting of such voting rights in the holders of Shares so entitled to vote upon the further occurrence of any of the events described in this Section 2(c).
(3)[Reserved]
(4)Dividends.
(a)The holders of the Series A Fixed Rate Shares shall be entitled to receive, when, as and if authorized by the Board and declared by the Corporation, out of funds legally available therefor, cumulative dividends at the annual rate of 5.35% of the liquidation preference of $25.00 per share (the “Liquidation Preference”) (computed on the basis of a 360-day year consisting of twelve 30-day months) in preference to dividends on shares of Common Stock and any other stock of the Corporation ranking junior to the Shares in payment of dividends.

(b)Dividends on the Series A Fixed Rate Shares shall accumulate from: (i) Date of Original Issue if such shares are originally issued on the Date of Original Issue; (ii) the date on which such Series A Fixed Rate Shares are originally issued if such date is a Dividend Payment Date; (iii) the immediately preceding Dividend Payment Date if the date on which such Series A Fixed Rate Shares are originally issued is other than a Dividend Payment Date and is on or before a record date; (iv) the immediately following Dividend Payment Date if the date on which such Series A Fixed Rate Shares are originally issued is during the period between a record date and a Dividend Payment Date; or (v) the Date of Original Issue if such Series A Fixed Rate Shares are originally issued prior to the first Dividend Payment Date, as applicable. Each period beginning on and including a Dividend Payment Date (or the Date of Original Issue, in the case of the first Dividend Period after the first issuance of the Series A Fixed Rate Shares) and ending on but excluding the next succeeding Dividend Payment Date is referred to herein as a “Dividend Period.” Dividends on the Series A Fixed Rate Shares shall be payable on February 1, May 1, August 1 and November 1 of each year or, if any such day is not a Business Day, then on the next succeeding Business Day, commencing on November 1, 2021 (each, a “Dividend Payment Date”), to holders of record of Series A Fixed Rate Shares as they appear on the stock register of the Corporation at 5:00 p.m. New York City time (the “close of business”) on the date designated by the Board as the record date for such Dividend Payment Date, which shall be a date not more than 20 days or less than 7 days prior to the applicable Dividend Payment Date. Each period beginning on and including a Dividend Payment Date (or the date on which the Series A Fixed Rate Share was originally issued in the case of the first dividend period after the first issuance of such Series A Fixed Rate Shares) and ending on but excluding the next succeeding Dividend Payment Date is referred to herein as a “Dividend Period.” Dividends on account of arrears for any past Dividend Period may be declared and paid at any time, without reference to any scheduled Dividend Payment Date, to holders of record on such date of declaration.
(c)For so long as any Series A Fixed Rate Shares are outstanding, the Corporation shall not: (i) declare any dividend or other distribution (other than a dividend or other distribution paid in Common Stock) in respect of the Common Stock, (ii) call for redemption, redeem, purchase or otherwise acquire for consideration any such Common Stock, or (iii) pay any proceeds of the liquidation of the Corporation in respect of such Common Stock, unless, in each case, (A) immediately thereafter, the Corporation will be in compliance with the asset coverage requirements of the 1940 Act (which currently require asset coverage of 150%), after deducting the amount of such dividend or distribution or redemption or purchasing price or liquidation proceeds and (B) all cumulative dividends and other distributions on Series A Fixed Rate Shares due on or prior to the date of the applicable Common Stock dividend, distribution, redemption, purchase or acquisition shall have been declared and paid (or shall have been declared and sufficient funds or Deposit Securities for the payment thereof shall have been deposited irrevocably with the applicable paying agent).

(d)Any dividend payment made on the Shares shall first be credited against the dividends accumulated with respect to the earliest dividend period for which dividends have not been paid.
(e)No full dividends and other distributions will be declared or paid on Series A Fixed Rate Shares for any Dividend Period, or a part of a Dividend Period, unless full cumulative dividends due through the most recent Dividend Payment Dates for all outstanding Shares, including the Series A Fixed Rate Shares, have been, or contemporaneously are, declared and paid through the most recent Dividend Payment Dates for each such series of Shares. If full cumulative dividends due have not been paid on all outstanding Shares of any series, any dividends and other distributions being declared and paid on any series of Shares, including the Series A Fixed Rate Shares, will be declared and paid as nearly pro rata as possible in proportion to the respective amounts of dividends accumulated but unpaid on the Series A Fixed Rate Shares on the relevant Dividend Payment Date. No holders of Shares, including the Series A Fixed Rate Shares, will be entitled to any dividends in excess of full cumulative dividends as provided herein.
(5)Liquidation Rights.
(a)Upon the dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of Shares shall be entitled to receive and to be paid out of the assets of the Corporation (or the proceeds thereof) available for distribution to its stockholders after satisfaction of claims of creditors of the Corporation, but before any distribution or payment shall be made or set aside in respect of Common Stock, a liquidation preference equal to the liquidation preference with respect to such Shares (which, in respect of the Series A Fixed Rate Shares, shall be the Liquidation Preference), plus an amount equal to all accumulated but unpaid dividends, if any, accumulated to (but excluding) the date fixed for distribution or payment, whether or not earned or declared by the Corporation, but excluding interest on any such distribution or payment. In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or otherwise, is permitted under the MGCL, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the liquidation preference of the Shares will not be added to the Corporation’s total liabilities.
(b)If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation available for distribution among the holders of all preferred stock then outstanding of the Corporation, including the Shares, shall be insufficient to permit the payment in full to the holders thereof of the amounts to which they are entitled, then the available assets shall be distributed among such holders ratably in any distribution of assets according to the respective amounts which would be payable on all the shares if all amounts thereon were paid in full.

(c)Upon the dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, until payment in full is made to the holders of Shares of the liquidation distribution to which they are entitled, (i) no dividend or other distribution shall be made to the holders of Common Stock or any other class of shares of capital stock of the Corporation ranking junior to the Shares upon dissolution, liquidation or winding up and (ii) no purchase, redemption or other acquisition for any consideration by the Corporation shall be made in respect of the Common Stock or any other class of shares of capital stock of the Corporation ranking junior to the Shares upon dissolution, liquidation or winding up.
(d)After payment to the holders of Shares of the full preferential amounts provided for in this Section 5, the holders of Shares as such shall have no right or claim to any of the remaining assets of the Corporation.
(e)Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with the Shares with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Corporation, after payment shall have been made in full to the holders of the Shares as provided in Section 5(a), but not prior thereto, any other series or class or classes of stock ranking junior to the Shares with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Corporation shall, subject to any respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Shares shall not be entitled to share therein.
(f)The consolidation or merger of the Corporation with or into any other corporation, trust or other entity, the consolidation or merger of any other corporation, trust or entity with or into the Corporation, the sale or transfer of any or all of the Corporation’s assets or business or a statutory share exchange will not be deemed to constitute a liquidation, dissolution or winding-up of the affairs of the Corporation for purposes of this Section 5.
(6)Optional Redemption by the Corporation.
(a)The Corporation may redeem the Series A Fixed Rate Shares at any time, in whole or, from time to time, in part, after the close of business on the Eligibility Date, at the Corporation’s sole option.
(b)The Corporation may redeem the Series A Fixed Rate Shares at any time, in whole or, from time to time, in part, including prior to the Eligibility Date, pro rata, based on liquidation preference, with all other series of Shares then outstanding, in the event that the Board determines to redeem any series of Shares then outstanding, in whole or, from time to time, in part, because such redemption is deemed necessary by the Board to comply with the asset coverage requirements of the 1940 Act or for the Corporation to maintain its status as a “regulated investment company” under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”).

(c)Any Series A Fixed Rate Shares redeemed pursuant to this Section 6 shall be redeemed at a redemption price per share equal to the Liquidation Preference per share, plus an amount equal to all unpaid dividends on such shares (whether or not earned or declared, but excluding interest thereon) accumulated up to, but excluding, the date fixed for redemption.
(d)In the case of any redemption pursuant to this Section 6 of less than all Series A Fixed Rate Shares then outstanding, the Series A Fixed Rate Shares to be redeemed shall be selected pro rata or by lot.
(7)Special Optional Redemption by the Corporation.
(a)Upon the occurrence of a Change of Control Triggering Event, the Corporation, at its option, upon not fewer than 30 nor more than 60 days’ written notice, may redeem the Series A Fixed Rate Shares, in whole or in part, within 120 days after the first date on which such Change of Control Triggering Event occurred, for cash at a redemption price equal to the Liquidation Preference, plus any accrued and unpaid dividends (whether or not declared) on such Series A Fixed Rate Shares to, but not including, the redemption date (other than any dividend with a record date before the applicable redemption date and a Dividend Payment Date after the applicable redemption date, which shall be paid on the Dividend Payment Date notwithstanding prior redemption of such shares).
(b)“Change of Control Triggering Event” means the occurrence of any of the following:
(i)the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation and other than an Excluded Transaction) in one or a series of related transactions, of all or substantially all of the assets of the Corporation and the Corporation’s Controlled Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than to any Permitted Holders); provided that, for the avoidance of doubt, a pledge of assets pursuant to any of the Corporation’s secured debt instruments or the secured debt instruments of the Corporation’s Controlled Subsidiaries shall not be deemed to be any such sale, lease, transfer, conveyance or disposition; or
(ii)the consummation of any transaction (including, without limitation, any merger or consolidation and other than an Excluded Transaction) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than any Permitted Holders) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Corporation’s outstanding Voting Stock, measured by voting power rather than number of shares.

(iii)Notwithstanding the foregoing, the consummation of any of the transactions referred to in Section 7(b)(i) and Section 7(b)(ii), above, will not be deemed a Change of Control Triggering Event if the Corporation or the acquiring or surviving consolidated entity has or continues to have a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE American or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or NASDAQ, or is otherwise listed or quoted on a national securities exchange.
(c)In the case of any redemption pursuant to this Section 7 of less than all Series A Fixed Rate Shares that are at the time outstanding, the Series A Fixed Rate Shares to be redeemed shall be selected pro rata or by lot.
(8)Redemption Procedures
(a)If the Corporation shall determine to redeem, in whole or in part, Series A Fixed Rate Shares pursuant to Section 6 or Section 7 hereof, the Corporation shall deliver a notice of redemption (the “Notice of Redemption”), by overnight delivery, by first class mail, postage prepaid or by Electronic Means to holders thereof. A Notice of Redemption shall be provided not less than 30 calendar days nor more than 60 calendar days prior to the date fixed for redemption in such Notice of Redemption provided, however, that, in the event of a redemption pursuant to Section 7 hereof, the Notice of Redemption will, if mailed prior to the date of consummation of the Change of Control Triggering Event, state that such redemption is conditioned on the Change of Control Triggering Event occurring and, provided further, that if, by the date that is three Business Days prior to the redemption date in such Notice of Redemption, the Change of Control Triggering Event shall not have occurred, the redemption date shall be extended until a date that is no more than three Business Days after the date on which the Change of Control Triggering Event occurs. Each such Notice of Redemption shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series A Fixed Rate Shares to be redeemed; (iv) the place or places where the certificates, if any, representing the shares of Series A Fixed Rate Shares to be redeemed are to be surrendered for payment of the redemption price; (v) the procedures for surrendering non-certificated shares for payment of the redemption price; (vi) that dividends on Series A Fixed Rate Shares to be redeemed will cease to accrue on such redemption date; and (vii) the provisions of these Articles Supplementary under which such redemption is made; provided, however, that, in addition to the foregoing requirements, if a redemption is to be conducted pursuant to Section 7 hereof, each such Notice of Redemption shall also state: (x) that the shares of Series A Fixed Rate Shares are being redeemed pursuant to Section 7 hereof in connection with the occurrence of a Change of Control Triggering Event and a brief description of the transaction or transactions constituting such Change of Control Triggering Event; and (y) that the holders of shares of Series A Fixed Rate Shares to which the notice relates will not be able to tender such shares of Series A Fixed Rate Shares for conversion in connection with the Change of Control Triggering Event and each share of Series A Fixed Rate Shares tendered for conversion that is selected, prior to the Change of Control

Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.
(b)If fewer than all Series A Fixed Rate Shares held by any holder are to be redeemed, the Notice of Redemption delivered to such holder shall also specify the number of Series A Fixed Rate Shares to be redeemed from such holder or the method of determining such number. The Corporation may provide in any Notice of Redemption relating to a redemption contemplated to be effected pursuant to these Articles Supplementary that such redemption is subject to one or more conditions precedent and that the Corporation shall not be required to effect such redemption unless each such condition has been satisfied at the time or times and in the manner specified in such Notice of Redemption. No defect in the Notice of Redemption or delivery thereof shall affect the validity of redemption proceedings, except as required by applicable law.
(c)If the Corporation shall give a Notice of Redemption, then at any time from and after the giving of such Notice of Redemption and prior to 12:00 noon, New York City time, on the redemption date (so long as any conditions precedent to such redemption have been met or waived by the Corporation), the Corporation shall (i) deposit with the applicable paying agent Deposit Securities having an aggregate Market Value on the date thereof no less than the applicable redemption price of the Series A Fixed Rate Shares to be redeemed on the redemption date and (ii) give the applicable paying agent irrevocable instructions and authority to pay the applicable redemption price to the holders of the Series A Fixed Rate Shares called for redemption on the redemption date. The Corporation may direct the applicable paying agent with respect to the investment of any Deposit Securities consisting of cash so deposited prior to the redemption date, provided that the proceeds of any such investment shall be available at the opening of business on the redemption date as same day funds.
(d)Upon the date of the deposit of such Deposit Securities, all rights of the holders of the Series A Fixed Rate Shares so called for redemption shall cease and terminate except the right of the holders of Series A Fixed Rate Shares to receive the applicable redemption price thereof and such Series A Fixed Rate Shares shall no longer be deemed outstanding for any purpose whatsoever (other than the transfer thereof prior to the date fixed for redemption and other than the accumulation of dividends on such Series A Fixed Rate Shares in accordance with the terms of these Articles Supplementary up to, but excluding, the date fixed for redemption). The Corporation shall be entitled to receive, promptly after the redemption date, any Deposit Securities in excess of the aggregate redemption price of the Series A Fixed Rate Shares called for redemption on the redemption date. Any Deposit Securities so deposited that are unclaimed at the end of 90 calendar days from the redemption date shall, to the extent permitted by law, be repaid to the Corporation, after which the holders of the Series A Fixed Rate Shares so called for redemption shall look only to the Corporation for payment of the redemption price thereof. The Corporation shall be entitled to receive, from time to time after the redemption date, any interest on the Deposit Securities so deposited.
(e)Notwithstanding any other provision of these Articles Supplementary, except as otherwise required by law, the Corporation shall not redeem any Series A Fixed Rate Shares unless all accumulated and unpaid dividends and distributions on all Shares and other series of preferred stock of the Corporation ranking on a parity with the Series A Fixed Rate Shares with respect to dividends and distributions for all applicable past dividend periods (whether or not earned or declared by the Corporation) (x) shall have been or are contemporaneously paid or (y) shall have been or are contemporaneously declared and Deposit Securities or sufficient funds (in accordance with the terms of such preferred stock of the Corporation) for the payment of such dividends and distributions shall have been or are contemporaneously deposited with the applicable paying agent for such preferred stock then outstanding of the Corporation in accordance with the terms of such preferred stock of the Corporation; provided, however, that the foregoing shall not prevent the purchase or acquisition of outstanding shares of preferred stock of the Corporation pursuant to an otherwise lawful purchase or exchange offer made on the same terms to holders of all outstanding shares of a series of the preferred stock of the Corporation for which all accumulated and unpaid dividends and distributions have not been paid.
(f)To the extent that any redemption for which Notice of Redemption has been provided is not made by reason of the absence of legally available funds therefor in accordance with these Articles Supplementary and applicable law, such redemption shall be made as soon as practicable to the extent such funds become available. No default shall be deemed to have occurred if the Corporation shall fail to deposit in trust with the applicable paying agent with respect to any shares where (1) the Notice of Redemption relating to such redemption provided that such redemption was subject to one or more conditions precedent and (2) any such condition precedent shall not have been satisfied at the time or times and in the manner specified in such Notice of Redemption. Notwithstanding the fact that a Notice of Redemption has been provided with respect to any Series A Fixed Rate Shares, dividends may be declared and paid on such Series A Fixed Rate Shares in accordance with their terms if Deposit Securities for the payment of the redemption price of such Series A Fixed Rate Shares shall not have been deposited in trust with the applicable paying agent for that purpose. If the date fixed for redemption occurs after the applicable record date for a dividend but on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares of Series A Fixed Rate Shares will be payable on such Dividend Payment Date to the holders of record of such Series A Fixed Rate Shares at the close of business on the applicable record date, and will not be payable as part of the redemption price for any such shares of Series A Fixed Rate Shares.
(g)Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which Shares shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.
(h)The Corporation may, in its sole discretion and without a stockholder vote, modify the redemption procedures with respect to notification of redemption for the Series A Fixed Rate Shares, provided that such modification does not materially and adversely affect the holders of shares of Series A Fixed Rate Shares or cause us to violate any applicable law, rule or regulation.
(i)The holders of Series A Fixed Rate Shares at the close of business on a record date will be entitled to receive the dividend payable with respect to the Series A Fixed Rate Shares on the corresponding Dividend Payment Date notwithstanding the redemption of the Series A Fixed Rate Shares between such Record Date and the corresponding Dividend Payment Date or the Corporation’s default in the payment of the dividend due. Except as provided herein, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Fixed Rate Shares for which a notice of redemption has been given.
(9)Change of Control Conversion Right.
(a)Upon the occurrence of a Change of Control Triggering Event, each holder of Series A Fixed Rate Shares shall have the right, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem the Series A Fixed Rate Shares pursuant to Section 6 or Section 7 hereof, to convert some or all of the Series A Fixed Rate Shares held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of Series A Fixed Rate Shares to be converted (the “Common Stock Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the Liquidation Preference, plus (y) the amount of any accrued and unpaid dividends (whether or not declared) on such Series A Fixed Rate Shares to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividend will be included in such sum) by (ii) the Common Stock Price (as defined below) and (B) 6.03865 (the “Share Cap”), subject to the immediately succeeding paragraph.
(b)The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a Common Stock distribution to existing holders of Common Stock), subdivisions or combinations (in each case, a “Stock Split”) with respect to shares of Common Stock as follows: the adjusted Share Cap as the result of a Stock Split shall be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Stock Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Stock Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Stock Split.

(c)In the case of a Change of Control Triggering Event pursuant to which shares of Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof), a holder of Series A Fixed Rate Shares shall receive upon conversion of such Series A Fixed Rate Shares the kind and amount of consideration which such holder of Series A Fixed Rate Shares would have owned or been entitled to receive upon the Change of Control Triggering Event if such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control Triggering Event (the “Alternative Conversion Consideration”).
(d)In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control Triggering Event, the consideration that the holders of Series A Fixed Rate Shares shall receive shall be the form and proportion of the aggregate consideration elected by the holders of Common Stock who participated in the determination (based on the weighted average of elections) and shall be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control Triggering Event.
(e)The following procedures apply to the conversion of the Series A Fixed Rate Shares pursuant to the Change of Control Conversion Right:
(i)Within 15 days following the occurrence of a Change of Control Triggering Event, provided that the Corporation has not then exercised its right to redeem all Series A Fixed Rate Shares pursuant to Sections 6 or 7 hereof, a notice of occurrence of the Change of Control Triggering Event, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of Series A Fixed Rate Shares at their addresses as they appear on the Corporation’s stock transfer records and notice shall be provided to the Corporation’s transfer agent. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the conversion of any Series A Fixed Rate Shares except as to the holder to whom notice was defective or not given.
(ii)Each notice shall state: (i) the events constituting the Change of Control Triggering Event; (ii) the date of the Change of Control Triggering Event; (iii) the last date on which the holders of Series A Fixed Rate Shares may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem all or any portion of the Series A Fixed Rate Shares pursuant to Section 6 or Section 7 hereof, holders of Series A Fixed Rate Shares will not be able to convert Series A Fixed Rate Shares that have been called for redemption and such Series A Fixed Rate Shares shall be redeemed on the related redemption date, even if such Series A Fixed Rate Shares have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Fixed Rate Shares; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series A Fixed Rate Shares must follow to exercise the Change of Control Conversion Right.
(iii)The Corporation shall issue a press release for publication on or in the Wall Street Journal, Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Corporation’s website, in any event prior to the opening of business on the first Business Day following any date on which the Corporation provides notice pursuant to this Section 9(e) to the holders of Series A Fixed Rate Shares.
(f)In order to exercise the Change of Control Conversion Right, a holder of Series A Fixed Rate Shares shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates representing the Series A Fixed Rate Shares, to the extent such shares are certificated, to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Corporation’s transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number or percentage of Series A Fixed Rate Shares to be converted; and (iii) that the Series A Fixed Rate Shares are to be converted pursuant to the applicable provisions of the Series A Fixed Rate Shares. Notwithstanding the foregoing, if the Series A Fixed Rate Shares are held in book-entry form through the facilities of DTC, the notice of conversion shall comply with applicable procedures of DTC.
(g)Holders of Series A Fixed Rate Shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Corporation’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn Series A Fixed Rate Shares; (ii) if certificated Series A Fixed Rate Shares have been issued, the certificate numbers of the withdrawn Series A Fixed Rate Shares; and (iii) the number of Series A Fixed Rate Shares, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the Series A Fixed Rate Shares are held in book-entry form through the facilities of DTC, the notice of withdrawal shall comply with applicable procedures of DTC.
(h)Series A Fixed Rate Shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control

Conversion Date, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem such Series A Fixed Rate Shares, whether pursuant to Section 6 or Section 7 hereof. Holders of Series A Fixed Rate Shares shall not have the right to convert any shares that the Corporation has elected to redeem prior to the Change of Control Conversion Date. If the Corporation has provided a redemption notice with respect to some or all of the Series A Fixed Rate Shares, holders of any Series A Fixed Rate Shares that the Corporation has called for redemption shall not be permitted to exercise their Change of Control Conversion Right in respect of any of the shares that have been called for redemption, and such Series A Fixed Rate Shares shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date the Liquidation Preference per share, plus an amount equal to all accumulated but unpaid dividends, if any, accumulated to (but excluding) the date fixed for redemption, whether or not earned or declared by the Corporation, but excluding interest on any such distribution or payment, in accordance with Section 6 or Section 7, as applicable.
(i)The Corporation shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.
(j)No fractional shares of Common Stock shall be issued upon the conversion of Series A Fixed Rate Shares. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control Triggering Event.
(10)Adjustment for Reorganization Events.
(a)In the event of:
(i)any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Corporation with or into another person, in each case, pursuant to which the Common Stock is changed or converted into, or exchanged for, cash, securities or other property of the Corporation or another person;
(ii)any sale, transfer, lease or conveyance to another person, in one or a series of related transactions, of all or a majority of the property and assets of the Corporation, in each case pursuant to which the Common Stock is converted into cash, securities or other property; or
(iii)any statutory exchange of securities of the Corporation with another person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock into other securities; (each of which is referred to as a “Reorganization Event”), each reference in these Articles Supplementary to a share of Common Stock will, without the consent of the holders and subject to the terms of these Articles

Supplementary, become a reference to the number, kind and amount of securities, cash and other property (the “Exchange Property”) that each share of Common Stock was converted into, or exchanged for, in such Reorganization Event. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a person, then for the purpose of this Section 10(a), each reference to a share of Common Stock will be deemed to refer to the weighted average of the types and amounts of consideration per share of Common Stock received by the holders of Common Stock.
(b)The above provisions of this Section 10 shall similarly apply to successive Reorganization Events.
(c)The Corporation (or any successor) shall, no less than 10 calendar days prior to the anticipated effective date of any Reorganization Event (or, if such anticipated effective date cannot be reasonably determined 10 calendar days prior to the date thereof, as promptly as reasonably practicable after the Corporation (or any successor) has become aware of the anticipated effective date), provide written notice to the holders of Shares of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 10.
(d)The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Shares into the Exchange Property in a manner that is consistent with and gives effect to this Section 10, and (ii) to the extent that the Corporation is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Shares into stock of the person surviving such Reorganization Event or such other continuing entity in such Reorganization Event. The Corporation (or any successor) shall have the right to settle any conversions of Shares in cash, Exchange Property or any combination thereof.
(e)With respect to any conversion of Shares pursuant to these Articles Supplementary, the Corporation may, as it determines appropriate in its sole discretion, adjust the conversion rate to account for any stock splits, stock combinations or stock dividends the ex-dividend date for which occurs during the period used for calculating the conversion price.
(11)Miscellaneous.
(a)Notices. Whenever (i) the Corporation shall declare any dividend upon the shares of its capital stock payable in stock or other securities or make any other distribution of stock or other securities to the holders of shares of its capital stock, (ii) the Corporation shall offer for subscription to the holders of the shares of its capital stock any additional shares of stock of any class or other rights, (iii) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities, or (iv) there shall be a liquidation, dissolution or winding up of the Corporation, then, in each such event, the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of Shares at the address of such holder as shown on the books of the Corporation, a notice stating (A) in the case of any dividend or distribution referred to in clause (i) above, the date on which the books of the Corporation shall close or a record shall be taken for determining stockholders entitled to receive such dividend or distribution and (B) in the case of any reorganization, reclassification, consolidation, merger, share exchange, sale or liquidation, dissolution or winding up of the Corporation, the date on which the books of the Corporation shall close or a record shall be taken for determining stockholders entitled to vote upon such transaction and the date, if any is to be fixed, on which the holders of shares of Common Stock shall be entitled to exchange such shares for securities or other property in connection with any such transaction.
(b)Stock to be Reserved. The Corporation shall reserve and keep available out of its authorized Common Stock, free from preemptive rights, solely for the purpose of issuance upon the conversion of the Shares as herein provided, at least such number of shares of Common Stock as shall be required to be issued upon the conversion of all outstanding Shares, determined as of the last Business Day of each calendar quarter, calculated based on the Shares then outstanding and the Common Stock Price at the close of trading on the immediately preceding Business Day; provided that if at the close of trading on any Business Day the number of shares of Common Stock that would be issuable upon conversion of the then outstanding Shares at the then applicable Common Stock Price would exceed the number of shares of Common Stock reserved for such issuance, the Board will within seven days, but in no event later than the next occurring Conversion Date, consider the reservation and/or authorization of additional shares of Common Stock.
(c)No Reissuance of Converted or Redeemed Shares. Each Share converted into shares of Common Stock as provided herein or redeemed as provided herein shall be canceled and retired and shall not be reissued, and shall be returned to the status of authorized but unissued Common Stock.
(d)Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Shares or of any shares of Common Stock issued or issuable upon the conversion of the Shares in any manner which interferes with the timely conversion of the Shares, except as may otherwise be required to comply with applicable securities laws.
(e)Rank. Each series of Shares shall rank, with respect to the payment of dividends and rights upon liquidation, dissolution or winding up, on parity with each other series of Shares. The Shares shall rank, with respect to the payment of dividends and rights upon liquidation, dissolution or winding up, (a) senior to the Corporation’s Common Stock, and (b) junior to the Corporation’s existing and future secured and unsecured indebtedness. For so long as the Series A Fixed Rate Shares are outstanding, the Corporation will not exercise any option that the Corporation has to convert Shares, or any other preferred stock of the Corporation, into Common Stock or any other security ranking junior to the Shares or such other preferred stock of the Corporation.
(f)Actions on Other than Business Days. Unless otherwise provided herein, if the date for making any payment, performing any act or exercising any right, in each case as provided for in these Articles Supplementary, is not a Business Day, such payment shall be made, act performed or right exercised on the next succeeding Business Day, with the same force and effect as if made or done on the nominal date provided therefor, and, with respect to any payment so made, no dividends, interest or other amount shall accrue for the period between such nominal date and the date of payment.
(g)Information Rights. During any period in which the Corporation is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series A Fixed Rate Shares are outstanding, the Corporation will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series A Fixed Rate Shares, as their names and addresses appear in the Corporation’s record books and without cost to such holders, the Corporation’s audited annual consolidated financial statements, within 90 days of the Corporation’s fiscal year end, and unaudited interim consolidated financial statements, within 45 days of the Corporation’s fiscal quarter end, or, alternatively, the Corporation will voluntarily file such financial statements with the Securities and Exchange Commission. All such financial statements will be prepared, in all material respects, in accordance with applicable United States generally accepted accounting principles.
(h)Other Rights. The Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter.
3.The definitions used in these Articles Supplementary shall be as follows:
“1940 Act” has the meaning set forth in Section 2(a).
“Alternative Conversion Consideration” has the meaning set forth in Section 9(c).
“Board” has the meaning set forth in the First Article.
“Business Day” means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, Sunday or other day on which banks in New York, New York are authorized or obligated by law to close.

“Capital Stock” means, with respect to any person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such person.
“Change of Control Conversion Date” means the date the Series A Fixed Rate Shares are to be converted, which shall be a Business Day set forth in the notice of Change of Control Triggering Event provided in accordance with Section 9 that is not fewer than 20 days nor more than 35 days after the date on which the Corporation provides such notice pursuant to Section 9.
“Change of Control Conversion Right” has the meaning set forth in forth in Section 9(a).
“Change of Control Triggering Event” has the meaning set forth in Section 7(b).
“Charter” has the meaning set forth in the First Article.
“close of business” has the meaning set forth in Section 4(b).
“Code” has the meaning set forth in Section 6(b).
“Common Stock” has the meaning set forth in the First Article.
“Common Stock Conversion Consideration” has the meaning set forth in forth in Section 9(a).
“Common Stock Price” means (i) if the consideration to be received in the Change of Control Triggering Event by holders of the Common Stock is solely cash, the amount of cash consideration per share of Common Stock, and (ii) if the consideration to be received in the Change of Control Triggering Event by holders of the Common Stock is other than solely cash, (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control Triggering Event as reported on the principal U.S. securities exchange on which the Common Stock is then traded, or (y) the average of the last quoted bid prices of the Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control Triggering Event, if the Common Stock is not then listed for trading on a U.S. securities exchange.
“Controlled Subsidiary” means any of the Corporation’s subsidiaries, 50% or more of the outstanding equity interests of which are owned by us and the Corporation’s direct or indirect subsidiaries and of which the Corporation possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting equity interests, by agreement or otherwise.
“Corporation” has the meaning set forth in the preamble.

“Date of Original Issue” shall mean July 19, 2021.
“Deposit Securities” means, as of any date, any United States dollar-denominated security or other investment of a type described below that either (i) is a demand obligation payable to the holder thereof on any Business Day or (ii) has a maturity date, mandatory redemption date or mandatory payment date, on its face or at the option of the holder, preceding the relevant redemption date, Dividend Payment Date or other payment date in respect of which such security or other investment has been deposited or set aside as a Deposit Security:
(i)     cash or any cash equivalent;
(ii)     any U.S. Government Obligation;
(iii)     any Short-Term Money Market Instrument;
(iv)     any investment in any money market fund registered under the 1940 Act that qualifies under Rule 2a-7 under the 1940 Act, or similar investment vehicle described in Rule 12d1-1(b)(2) under the 1940 Act, that invests principally in Short-Term Money Market Instruments or U.S. Government Obligations or any combination thereof; or
(v)     any letter of credit from a bank or other financial institution that has a credit rating from at least one rating agency that is the highest applicable rating generally ascribed by such rating agency to bank deposits or short-term debt of similar banks or other financial institutions as of the date of these Articles Supplementary (or such rating’s future equivalent).
“Dividend Payment Date” has the meaning set forth in Section 4(b).
“Dividend Period” has the meaning set forth in Section 4(b).
“Electronic Means” means email transmission, facsimile transmission or other similar electronic means of communication providing evidence of transmission (but excluding online communications systems covered by a separate agreement) acceptable to the sending party and the receiving party, in any case if operative as between any two parties, or, if not operative, by telephone (promptly confirmed by any other method set forth in this definition).
“Eligibility Date” means July 19, 2026.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Property” has the meaning set forth in Section 10(a).
“Excluded Transaction” means (i) any transaction that does not result in any reclassification, conversion, exchange or cancellation of all or substantially all of the outstanding shares of the Corporation’s Voting Stock; (ii) any changes resulting from a subdivision or combination or a change solely in par value; (iii) any transaction where the shares of the

Corporation’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving “person” (as that term is used in Section 13(d)(3) of the Exchange Act) or any direct or indirect parent company of the surviving “person” (as that term is used in Section 13(d)(3) of the Exchange Act) immediately after giving effect to such transaction; (iv) any transaction if (A) the Corporation becomes a direct or indirect wholly-owned subsidiary of a holding company and (B)(1) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Corporation’s Voting Stock immediately prior to that transaction or (2) immediately following that transaction no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company; or (v) any transaction primarily for the purpose of changing the Corporation’s jurisdiction of incorporation or form of organization.
“Independent Directors” has the meaning set forth in Section 6(a).
“Liquidation Preference” has the meaning set forth in Section 4(a).
“Market Value” of any asset of the Corporation means the value determined by the Corporation with respect to the asset in accordance with valuation policies adopted from time to time by the Board as being in compliance with the requirements of the 1940 Act.
“MGCL” has the meaning set forth in the First Article.
“Nasdaq” means the NASDAQ Stock Market.
“Notice of Redemption” has the meaning as set forth in Section 8(a).
“NYSE” means the New York Stock Exchange.
“NYSE American” means the NYSE American LLC.
“Permitted Holders” means (i) the Corporation, (ii) one or more of the Corporation’s Controlled Subsidiaries and (iii) Prospect Capital Management L.P. or any affiliate of Prospect Capital Management L.P. that is organized under the laws of a jurisdiction located in the United States of America and in the business of managing or advising clients.
“person” means any individual, corporation, partnership, limited liability company, limited liability partnership, trust, unincorporated association or other entity.
“Reorganization Event” has the meaning set forth in Section 10(a).
“Series A Fixed Rate Shares” has the meaning set forth in Section 1(a).
“Share Cap” has the meaning set forth in Section 9(a).

“Short-Term Money Market Instruments” means the following types of instruments if, on the date of purchase or other acquisition thereof by the Corporation, the remaining term to maturity thereof is not in excess of 180 days:
(i)     commercial paper rated A-1 if such commercial paper matures in 30 days or A-1+ if such commercial paper matures in over 30 days;
(ii)     demand or time deposits in, and banker’s acceptances and certificates of deposit of (A) a depository institution or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia or (B) a United States branch office or agency of a foreign depository institution (provided that such branch office or agency is subject to banking regulation under the laws of the United States, any state thereof or the District of Columbia); and
(iii)     overnight funds.
“Stock Split” has the meaning set forth in Section 9(b).
“U.S. Government Obligations” means direct obligations of the United States or of its agencies or instrumentalities that are entitled to the full faith and credit of the United States and that, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.
“Voting Period” has the meaning set forth in Section 2(b).
“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.
4.The Shares have been classified and designated by the Board under the authority contained in the Charter.
5.These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.
6.The undersigned President of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its President and Chief Operating Officer and attested to by its Chief Financial Officer, Chief Compliance Officer and Secretary on this 15th day of July, 2021.

ATTEST:		PROSPECT CAPITAL CORPORATION
By:	/s/ Kristin Van Dask	By:	/s/ M. Grier Eliasek
Name: Kristin Van Dask		Name: M. Grier Eliasek
Title: Chief Financial Officer, Chief Compliance Officer & Secretary		Title: President and Chief Operating Officer